Exhibit 21.1

Subsidiaries of Sky Harbour Group Corporation

Subsidiary	Parent Entity
Sky Harbour LLC	Sky Harbour Group Corporation
Sky Harbour Services, LLC	Sky Harbour LLC
Sky Harbour Holdings LLC	Sky Harbour LLC
SHOLA, LLC	Sky Harbour Holdings LLC
SHSLA, LLC	Sky Harbour Holdings LLC
Sky Harbour Capital LLC	Sky Harbour Holdings LLC
APA Hangers LLC	Sky Harbour Capital LLC
DVT Hangars LLC	Sky Harbour Capital LLC
Nashville Hangars LLC	Sky Harbour Capital LLC
Sky Harbour Opa Locka Airport, LLC	Sky Harbour Capital LLC
Sky Harbour Sugar Land Airport, LLC	Sky Harbour Capital LLC
Sky Harbour Florida Holdings, LLC	Sky Harbour Holdings LLC
Sky Harbour Texas Holdings, LLC	Sky Harbour Holdings LLC
ADS Hangars LLC	Sky Harbour Holdings LLC
Sky Harbour National Holdings, LLC	Sky Harbour Holdings LLC
OPF Hangars Landlord LLC	Sky Harbour Holdings LLC
Addison Hangars LLC	Sky Harbour Holdings LLC